Exhibit 99.1

NanoString Technologies Announces Preliminary Revenue for First Quarter of Fiscal Year 2022
SEATTLE - April 12, 2022 - NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today announced preliminary total product and service revenue of approximately $31 million for the first quarter. This unaudited estimate, based on management's preliminary financial analysis, is lower than the company's previous guidance for product and service revenue of $34 million to $38 million for the first quarter of 2022.
Preliminary First Quarter Financial Results
•Product and service revenue of $31 million
•GeoMx® Digital Spatial Profiler (DSP) revenue of $10 million. GeoMx DSP revenue includes:
◦Instrument revenue of $5 million, 31% year-over-year decline
◦Consumables revenue of $5 million, 78% year-over-year growth, annualized pull-through of approximately $76,000 per installed system
•nCounter revenue, inclusive of all service revenue, of $21 million. nCounter revenue includes:
◦Instrument revenue of $4 million, 11% year-over-year decline
◦Consumables revenue of $13 million, 5% year-over-year decline, annualized pull-through of approximately $48,000 per installed system
◦Service revenue of $4 million, 16% year-over-year growth
•CosMx Spatial Molecular Imager (SMI): Generated orders for more than 15 CosMx SMI systems, bringing total orders to date to more than 35 systems
“Our first quarter revenue fell short of our expectations. After reviewing the preliminary results with the benefit of hindsight, we believe our Q1 revenue was impacted primarily by two factors. First, uneven sales execution resulted in an imbalance between capturing fourth quarter revenue and developing our Q1 2022 funnel of opportunities. Second, we believe this was compounded by the impact of changes made to re-align our expanded commercial team early in the year," said Brad Gray, President and CEO of NanoString. “Customer interest in spatial biology continues to be strong, and we remain confident in our long-term prospects. We’re currently evaluating our financial outlook for the full year and plan to provide an update on our earnings call on May 10th.”

Conference Call
The Company plans to host a conference call on Tuesday April 12, at 5:00pm ET to discuss these preliminary results and provide more details. Investors and other interested parties should register for the conference call in advance by visiting https://www.incommglobalevents.com/registration/q4inc/10595/nanostring-q1-results/. Following registration, an email confirmation will be sent that includes dial-in details and unique conference call codes for entry. Registration is open throughout the call but to ensure connection for the full call, registration in advance is recommended. The link to the live webcast and audio replay will be made available at the Investor Relations website: www.nanostring.com.
A replay of the call will be available beginning April 12, 2022 around 7:30pm ET through midnight on April 19, 2022. To access the replay, dial (866) 813-9403 or (929) 458-6194 and reference Conference ID: 508842. The webcast will also be available on the Company's website for one year following the completion of the call.
The Company plans to release full operating results for first quarter of 2022 after the close of trading on Tuesday, May 10, 2022. Company management will host a conference call beginning at 4:30pm ET to discuss those results and provide updated financial guidance.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The company provides three platforms that allow researchers to map the universe of biology. The nCounter® Analysis System, cited in more than 5,200 peer-reviewed publications, offers a way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. NanoString’s GeoMx® Digital Spatial Profiler enables highly multiplexed spatial profiling of RNA and protein targets in various sample types, including FFPE tissue sections, and has been cited in approximately 90 peer-reviewed publications. The CosMx Spatial Molecular Imager, with commercial availability expected in 2022, enables highly sensitive, high-resolution imaging of hundreds to thousands of RNAs or proteins directly from single cells within morphologically intact whole tissue sections. For more information, visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary financial results for the first quarter of 2022; expectations for demand for our products and growth in our business, including customer interest in spatial biology; the impact of realignment of our expanded commercial team; sales execution and sales funnel; the impact of new products and expansion into new markets; the growth trajectory of our nCounter and GeoMx franchises and the anticipated launch of new products and technology. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the risk that our actual financial results for the three months ended March 31, 2022 differ from the estimates presented in the news release; the impact of realignment of our expanded commercial team on our results; market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets; the effects of ongoing litigation; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The amounts set forth above are preliminary estimates. We are in the process of finalizing our results of operations for the three months ended March 31, 2022 and therefore final results are not yet available. These preliminary estimates are based solely upon information available to management as of the date of this press release. Our actual results may differ from these estimates due to the completion of our quarter-end closing procedures, final adjustments and developments that may arise between now and the time our financial results for the three months ended March 31, 2022 are finalized. You should read our unaudited consolidated financial statements for the three months ended March 31, 2022 once they become available.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, CosMx and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc., in the United States and/or other countries.

Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768